EXHIBIT 99.1

                              NEFF CORP. ANNOUNCES
                SALE OF EQUITY INTEREST IN SULLAIR ARGENTINA S.A.

MIAMI--(BUSINESS WIRE)--Oct. 6, 1999--Neff Corp. (NYSE:NFF), announced today that it has signed a definitive agreement to sell its 65% equity interest in Sullair Argentina, S.A. (S.A. Argentina) to Alejandro Oxenford, S.A. Argentina's President. S.A. Argentina had aggregate 1998 revenues of approximately $54 million.

Neff Corp. will receive $42.5 million from the sale of its equity interest in S.A. Argentina and the closing of this transaction is expected to occur sometime in the next 60 days.

Kevin P. Fitzgerald, Neff Corp.'s President and Chief Executive Officer, stated, "The sale of our interest in S.A. Argentina is an important first step in our previously stated objective of increasing shareholder value through the strategic evaluation process we initiated earlier this year."

Neff Corp. is one of the fastest growing equipment rental companies in the United State, with 94 locations in 18 states. Its headquarters are in Miami.

Note: This press release contains forward-looking information within the meaning of the Private Securities Litigation reform Act. Actual results may differ materially from those projected in the forward-looking statements. Risks that could cause actual results to differ materially from those in the forward -looking statements include, but are not limited to, risks inherent in the company's growth strategy, such as the uncertainty that the company will be able to identify, acquire and integrate attractive acquisition candidates; the Company's dependence on additional capital for future growth; and the degree to which the Company is leveraged. Additional information concerning these and other risks and uncertainties is contained from time-to-time in the Company's SEC filings. In light of these risks and uncertainties, there can be no assurance that the results referred to in forward-looking statements made in this press release will in fact occur.